Exhibit 99.1

Transcat, Inc.    35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

Transcat Reports 42% Increase in Net Income on

20% Increase in Net Revenue for Fiscal 2012 Second Quarter

—	Net revenue increased 20.4% to $25.2 million; record second quarter revenue driven by a combination of organic and acquisition growth

—	Product segment net sales increased 26.0% to $17.0 million; while Service segment net revenue was up 10.3% to $8.2 million

—	Net income jumped 41.6% for quarter on expanded margins

ROCHESTER, NY, October 31, 2011 – Transcat, Inc. (Nasdaq: TRNS), a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services, today reported financial results for its fiscal 2012 second quarter ended September 24, 2011. Included are the results of the calibration and repair services business of ACA TMetrix Inc. (“TMetrix”), which the Company acquired on November 1, 2010, those of Wind Turbine Tools, Inc. and its affiliated companies (“Wind Turbine Tools”), a premier provider of products and services to the wind energy industry, which the Company acquired effective January 11, 2011, those of CMC Instrument Services, Inc. (“CMC”), a Rochester, New York-based provider of dimensional calibration and repair services, which the Company acquired on April 5, 2011, and those as a result of the Company’s acquisition of Newark Corporation’s calibration service business (“Newark”), a subsidiary of Premier Farnell, PLC, which the Company acquired on September 8, 2011.

Net revenue in the second quarter of fiscal 2012 was $25.2 million, an increase of 20.4% compared with net revenue of $20.9 million in the second quarter of fiscal 2011. Product segment net sales were $17.0 million for the second quarter of fiscal 2012, an increase of 26.0% compared with $13.5 million in the prior fiscal year second quarter. Service segment net revenue, which represented 32.6% of total net revenue, increased 10.3% to $8.2 million in the second quarter of fiscal 2012 compared to $7.4 million in the prior fiscal year second quarter.

Net income was $0.7 million in the second quarter of fiscal 2012, up 41.6% from $0.5 million in the second quarter of fiscal 2011. Diluted earnings per share for the second quarter of fiscal 2012 were $0.10, up from $0.07 in the same period of the prior fiscal year.

Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Our strategy of pursuing both organic and acquired opportunities for growth is clearly demonstrated in the achievement of record net revenue for our second quarter. We had solid performance from both the Product and Service segments, and we are encouraged by the results of our various growth initiatives. Service segment acquisitions are important to our growth, and the successful integration of these operations remains one of our key strengths. Acquisitions have also contributed to our Product segment growth, combined with incrementally adding strong brands to our portfolio. For both segments, our ability to integrate our acquisitions improves with each transaction.”

Strong Top-Line Growth Drives 37% Increase in Operating Income in Fiscal 2012 Second Quarter

Fiscal 2012 second quarter gross profit increased to $6.2 million, or 24.4% of net revenue, compared with $5.0 million, or 23.7% of net revenue, in the prior fiscal year period, reflecting gains in gross profit from both the Product and Service segments of 34.6% and 4.9%, respectively. Total operating expenses increased $0.9 million, or 21.3%, to $4.9 million in the second quarter of fiscal 2012, when compared with the same quarter of the prior fiscal year. The increase reflected higher employee-based

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Transcat Reports 42% Increase in Net Income on	Page 2
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

compensation and investments in sales and marketing initiatives, some of which was offset by co-op advertising reflected in cost of sales. In addition, costs associated with acquiring and integrating Newark’s calibration service business were $0.2 million in the fiscal 2012 second quarter compared with approximately $0.1 million in integration-related expenses in the prior fiscal year period. As a percentage of net revenue, operating expenses were 19.5% and 19.4% in the second quarters of fiscal 2012 and 2011, respectively.

Operating income for the second quarter of fiscal 2012 was $1.2 million, an increase of $0.3 million, or 36.8%, compared with $0.9 million in the second quarter of fiscal 2011. Operating margin improved to 4.9% in the fiscal 2012 second quarter compared with 4.3% in the second quarter of fiscal 2011.

During the second quarter of fiscal 2012, Transcat generated $2.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization), up from $1.4 million for the same period of the prior fiscal year. See Note 1 on page 5 for further description of this non-GAAP financial measure.

The Company’s effective tax rate in the second quarter of fiscal 2012 was 38.0% compared with 39.7% in the second quarter of fiscal 2011. The Company expects its full year effective tax rate will be in the 37% to 39% range.

Product and Service Segment Review

Product Segment: Represents the distribution of professional grade handheld test and measurement instruments business (67.4% of total net revenue for the second quarter of fiscal 2012)

Product segment net sales grew 26.0%, or $3.5 million, to $17.0 million in the second quarter of fiscal 2012 compared with the same period of fiscal 2011, driven by the expansion of the Company’s product portfolio, its effective sales and marketing campaigns and the strengthening of the U.S. economy. Sales to the Company’s direct channel increased $1.8 million, or 18.3%, and included an incremental $0.6 million of products sold to wind energy customers. Wind energy customers accounted for 8.7% and 6.3% of Product segment sales in the second quarters of fiscal 2012 and 2011, respectively, and were aided by the acquisition of Wind Turbine Tools in January 2011. Sales to the Company’s reseller channel increased by $1.7 million when compared with the second quarter of fiscal 2011, and were strengthened by targeted high volume, opportunistic orders of typically low volume products.

Average Product segment sales per day were $269 thousand in the second quarter of fiscal 2012 up from $214 thousand in the second quarter of fiscal 2011. Sales of the Company’s products through its website increased 20.8% to $1.5 million, or 8.9% of product sales, in the second quarter of fiscal 2012 compared with $1.2 million in fiscal 2011’s second quarter, relatively unchanged as a percent of Product segment net sales. The Company’s web site and on-line marketing activities are an important complement to the Company’s direct marketing mail efforts to help drive overall Product segment growth.

Product segment gross profit in the second quarter of fiscal 2012 grew to $4.3 million, or 25.4% of net product sales, compared to $3.2 million, or 23.8% of net product sales, in the second quarter of fiscal 2011. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. Driving the 160 basis point increase in gross margin was a combined $0.3 million quarter-over-quarter increase in vendor rebates and cooperative advertising income.

John Zimmer, Chief Financial Officer, noted, “Our gross profit includes a point-of-sale rebate program with a key vendor that is based on Product segment sales growth on a calendar year-over-year basis. As a result, the impact of vendor rebates can vary significantly from period to period and cause fluctuations in our Product gross margin and gross profit.”

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Transcat Reports 42% Increase in Net Income on	Page 3
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

Product segment operating income increased 60.8%, or $0.6 million, to $1.5 million, while operating margin expanded 190 basis points to 8.6% of net product sales, primarily driven by the increase in gross profit.

Service Segment: Represents the accredited calibration, repair and other measurement services business (32.6% of total net revenue for the second quarter of fiscal 2012)

Service segment net revenue was up $0.8 million to $8.2 million in the second quarter of fiscal 2012, a 10.3% increase from $7.4 million in the prior fiscal year period. During the fiscal 2012 second quarter, sales to non-wind energy customers improved $0.5 million, or 8.0%, when compared with fiscal 2011’s second quarter, as modest organic growth was complimented by the addition of new customers from recent acquisitions. Services provided to wind energy customers increased $0.2 million, or 48.0%, also aided by acquired customers, and represented 7.1% of total service revenue for the second quarter of fiscal 2012, compared with 5.3% of total service revenue in the second quarter of fiscal 2011.

Transcat’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Typically, approximately 20% of Service segment revenue has been generated from outsourcing customer equipment to third-party vendors for calibration beyond the Company’s chosen scope of capabilities. This revenue generates gross margins that are more characteristic of product sales. In the second quarter of fiscal 2012, 18.5% of the Company’s Service segment revenue was subcontracted to third-party vendors compared with 19.8% in the second quarter of fiscal 2011.

Service segment gross profit in the second quarter of fiscal 2012 was $1.8 million, an increase of 4.9% over the second quarter of fiscal 2011. Service segment gross margin declined 120 basis points year-over-year as a result of additional operating costs from acquired businesses in the quarter.

Service segment operating loss was $0.2 million during the second quarter of fiscal 2012 compared with essentially break-even operating income in last year’s second quarter. The decline in Service segment operating profit was primarily a result of costs associated with the acquisition and integration of Newark’s calibration service business and non-cash amortization of intangibles related to recent acquisitions.

Six-Month Review

Net revenue increased to $50.8 million for the first six months of fiscal 2012, up 22.2% from net revenue of $41.5 million in the first six months of fiscal 2011, the result of both market share gains and incremental revenue from recent acquisitions.

Product segment net sales were $34.2 million in the first six months of fiscal 2012, an increase of 29.1%, compared with $26.4 million in the same period of the prior fiscal year. Sales to the Company’s direct channel increased $4.7 million, or 23.9%, during this time period and included $1.7 million of incremental business with wind energy customers. Sales to wind energy customers were aided by the acquisition of Wind Turbine Tools in January 2011 and accounted for 8.7% and 4.8% of Product segment sales in the first six months of fiscal 2012 and in the same period of the prior fiscal year, respectively. Also during this period, the Company’s reseller channel experienced growth of $2.9 million, or 45.3%, and was aided by opportunistic sales of certain typically low volume products to large reseller customers. Product sales generated over the Company’s website were $3.0 million in the first six months of fiscal 2012, up 22.7%, when compared with $2.5 million in the first six months of fiscal 2011.

Service segment net revenue was $16.6 million in the first six months of fiscal 2012, up 10.2%, compared with $15.1 million in the first six months of fiscal 2011. Higher revenue combined some organic expansion with incremental revenue from recent acquisitions. Services provided to the wind energy industry represented 7.1% of total service revenue for the first six months of fiscal 2012, compared with 7.3% of total service revenue in the same period of the prior fiscal year.

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Transcat Reports 42% Increase in Net Income on	Page 4
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

Gross margin was 24.5% for the first six months of fiscal 2012 compared with 24.8% in the same period of the prior fiscal year. Product segment gross margin was 25.1% and 25.3% for the first six months of fiscal 2012 and 2011, respectively. The year-over-year decline was primarily a result of an increased mix of sales to the Company’s reseller channel, which carry lower gross margins, require very little sales and marketing expense, and have similar operating margins to our direct sales. Gross margin was aided by a combined $0.4 million in incremental vendor rebates and cooperative advertising income. Service segment gross margin was 23.3% in the first six months of fiscal 2012 compared with 23.9% in the same period of the prior fiscal year. General inflationary increases as well as incremental expenses associated with acquired calibration labs slightly outpaced revenue growth, resulting in the declining gross margin.

Operating expenses increased $1.7 million to $10.6 million in the first six months of fiscal 2012, when compared with the same period of the prior fiscal year. As a percentage of net revenue, operating expenses during this period were 20.9%, down from 21.5% in the prior year period. As was the case for the quarter, the year-over-year cost increase reflected higher employee-based compensation, acquisition-related expenses and investments in sales and marketing initiatives. Operating income in the first six months of fiscal 2012 was $1.8 million, or 3.6% of net revenue, compared with $1.4 million, or 3.3% of net revenue, in the first six months of fiscal 2011.

Net income was $1.1 million, or $0.14 per diluted share, for the first six months of fiscal 2012 compared with $0.8 million, or $0.11 per diluted share, for the same period of the prior fiscal year.

EBITDA was $3.2 million for the first six months of fiscal 2012, compared with $2.4 million for the same period in fiscal 2011. See attached EBITDA Reconciliation table on page 10.

Balance Sheet and Cash Management

Net cash provided by operations was $0.9 million in the first six months of fiscal 2012, compared with $0.8 million provided in the first six months of fiscal 2011. The year-over-year change was the result of working capital requirements and timing. Inventory at the end of the first six months of fiscal 2012 was $6.6 million, down from the $7.6 million at the end of fiscal year 2011. The Company’s inventory strategy includes larger quantity, higher dollar based purchases with key manufacturers in an effort to maximize on-hand availability of key products and reduce backorders for those products with long lead times, among other things. As a result, inventory levels from quarter-to-quarter will vary based on the timing of these larger orders in relation to the quarter-end. The Company expects inventory at the end of fiscal 2012 to be between $6.5 million and $7.0 million.

Capital expenditures in the first six months of fiscal 2012 were $0.9 million compared with $0.7 million in the first six months of fiscal 2011, and were primarily for additional service capabilities and facility improvements. Transcat expects capital spending for fiscal 2012 to be in the range of $1.8 million to $2.0 million. During the first six months of fiscal 2012, the Company also invested $3.1 million in business acquisitions, primarily to acquire the calibration services business of Newark.

As of September 24, 2011, the Company had $6.8 million in remaining availability under its $15.0 million revolving credit facility.

Outlook

Mr. Hadeed commented, “Looking to the balance of the fiscal year, we anticipate our Product segment growth to remain robust, driven by the comparative benefit from our acquisition of Wind Turbine Tools, organic growth, and continuation of opportunistic reseller-based programs. In the absence of these elements, we continue to expect that long term growth for our Product segment will be in the mid-single digit range. Our Product segment gross margins may also continue to fluctuate in future periods due to changes in vendor rebate programs which are based on growth in sales of specific products.”

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Transcat Reports 42% Increase in Net Income on	Page 5
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

“Our Service segment should continue to experience double-digit growth based on both organically generated and acquired revenue and gross margin should improve as we leverage our existing infrastructure.”

Mr. Hadeed concluded, “Over the last several years we set a course to grow Transcat by focusing on our mission to provide high quality calibration services and providing the best and well-served range of test and measurement equipment in the most-timely fashion. We believe our 11% compound annual growth rate over the last five years is a testament to the success of this strategic focus.”

NOTE 1

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, income taxes, depreciation, and amortization), which is a non-GAAP measure. The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results. EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See attached EBITDA Reconciliation table on page 10.

ABOUT TRANSCAT

Transcat, Inc. is a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 15,000 customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, and repair services across the United States, Canada and Puerto Rico through its 17 strategically located Calibration Centers of Excellence. The breadth and depth of parameters covered by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.

Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

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Transcat Reports 42% Increase in Net Income on	Page 6
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

For more information contact:

John Zimmer, Chief Financial Officer

Phone: (585) 352-7777 Email: jzimmer@transcat.com

-OR-

Deborah Pawlowski, Investor Relations

Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

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Transcat Reports 42% Increase in Net Income on	Page 7
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

TRANSCAT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010
Product Sales	$16,969	$13,472	$34,151	$26,447
Service Revenue	8,214	7,448	16,637	15,101

Net Revenue	25,183	20,920	50,788	41,548

Cost of Products Sold	12,658	10,270	25,572	19,744
Cost of Services Sold	6,372	5,692	12,765	11,488

Total Cost of Products and Services Sold	19,030	15,962	38,337	31,232

Gross Profit	6,153	4,958	12,451	10,316

Selling, Marketing and Warehouse Expenses	3,042	2,529	6,668	5,578
Administrative Expenses	1,870	1,522	3,972	3,380

Total Operating Expenses	4,912	4,051	10,640	8,958

Operating Income	1,241	907	1,811	1,358

Interest Expense	28	16	56	28
Other Expense, net	10	17	27	12

Total Other Expense	38	33	83	40

Income Before Income Taxes	1,203	874	1,728	1,318
Provision for Income Taxes	457	347	657	513

Net Income	$746	$527	$1,071	$805

Basic Earnings Per Share	$0.10	$0.07	$0.15	$0.11
Average Shares Outstanding	7,302	7,308	7,290	7,298

Diluted Earnings Per Share	$0.10	$0.07	$0.14	$0.11
Average Shares Outstanding	7,640	7,541	7,624	7,537

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Transcat Reports 42% Increase in Net Income on	Page 8
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

TRANSCAT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

	September 24, 0	September 24, 0
	(Unaudited)
	September 24,	March 26,
	2011	2011
ASSETS
Current Assets:
Cash	$67	$32
Accounts Receivable, less allowance for doubtful accounts of $111 and $73 as of September 24, 2011 and March 26, 2011, respectively	11,988	12,064
Other Receivables	1,771	617
Inventory, net	6,647	7,571
Prepaid Expenses and Other Current Assets	1,235	840
Deferred Tax Asset	829	631

Total Current Assets	22,537	21,755
Property and Equipment, net	5,580	5,253
Goodwill	13,381	11,666
Intangible Assets, net	2,845	1,982
Deferred Tax Asset	198	296
Other Assets	420	408

Total Assets	$44,961	$41,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$7,136	$8,241
Accrued Compensation and Other Liabilities	3,791	3,579
Income Taxes Payable	9	208

Total Current Liabilities	10,936	12,028
Long-Term Debt	8,163	5,253
Other Liabilities	830	750

Total Liabilities	19,929	18,031

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized;
7,821,509 and 7,759,580 shares issued as of September 24, 2011 and March 26, 2011, respectively; 7,322,727 and 7,260,798 shares outstanding as of September 24, 2011 and March 26, 2011, respectively	3,911	3,880
Capital in Excess of Par Value	10,681	10,066
Accumulated Other Comprehensive Income	471	485
Retained Earnings	12,163	11,092
Less: Treasury Stock, at cost, 498,782 shares as of September 24, 2011 and March 26, 2011	(2,194)	(2,194)

Total Shareholders’ Equity	25,032	23,329

Total Liabilities and Shareholders’ Equity	$44,961	$41,360

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Transcat Reports 42% Increase in Net Income on	Page 9
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

TRANSCAT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(Unaudited)
	Six Months Ended
	September 24,	September 25,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$1,071	$805
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(59)	102
Depreciation and Amortization	1,408	1,025
Provision for Accounts Receivable and Inventory Reserves	91	27
Stock-Based Compensation Expense	340	286
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(1,112)	1,536
Inventory	859	(1,412)
Prepaid Expenses and Other Assets	(603)	(194)
Accounts Payable	(1,205)	(721)
Accrued Compensation and Other Liabilities	338	(365)
Income Taxes Payable	(236)	(248)

Net Cash Provided by Operating Activities	892	841

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(900)	(665)
Business Acquisitions	(3,122)	-

Net Cash Used in Investing Activities	(4,022)	(665)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	2,920	(369)
Payments on Other Debt Obligations	(10)	(12)
Payment of Contingent Consideration	(58)	(52)
Issuance of Common Stock	269	176
Excess Tax Benefits Related to Stock-Based Compensation	37	9

Net Cash Provided by Financing Activities	3,158	(248)

Effect of Exchange Rate Changes on Cash	7	-

Net Increase (Decrease) in Cash	35	(72)
Cash at Beginning of Period	32	123

Cash at End of Period	$67	$51

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Transcat Reports 42% Increase in Net Income on	Page 10
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

Transcat, Inc.

Fiscal 2012 Year-to-Date and Fiscal Year 2011

Additional Information

EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	FY2012
	Q1	Q2			YTD
Net Income	$ 325	$ 746			$1,071
+ Interest Expense	28	28			56
+ Income Tax Provision	200	457			657
+ Depreciation & Amortization	670	738			1,408
EBITDA	$ 1,223	$ 1,969			$3,192

	FY2011
	Q1	Q2	Q3	Q4	YTD
Net Income	$ 278	$527	$ 897	$1,086	$2,788
+ Interest Expense	12	16	13	32	73
+ Income Tax Provision	166	347	529	652	1,694
+ Depreciation & Amortization	496	529	597	671	2,293
EBITDA	$ 952	$1,419	$2,036	$2,441	$6,848

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Transcat Reports 42% Increase in Net Income on	Page 11
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

Transcat, Inc.

Fiscal 2012 Second Quarter

Additional Information

Business Segment Data

(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended September 24, 2011	Quarter ended September 25, 2010	$ Change	% Change

Products
Net sales	$16,969	$13,472	$ 3,497	26.0%

Gross profit	4,311	3,202	1,109	34.6%
Margin	25.4%	23.8%

Operating income	1,457	906	551	60.8%
Margin	8.6%	6.7%

Services
Net revenue	$8,214	$7,448	$ 766	10.3%

Gross profit	1,842	1,756	86	4.9%
Margin	22.4%	23.6%

Operating (loss) income	(216)	1	(217)	-21700.0%
Margin	-2.6%	0.0%

Consolidated
Net revenue	$25,183	$20,920	$ 4,263	20.4%

Gross profit	6,153	4,958	1,195	24.1%
Margin	24.4%	23.7%

Operating income	1,241	907	334	36.8%
Margin	4.9%	4.3%

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Transcat Reports 42% Increase in Net Income on	Page 12
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

Transcat, Inc.

Fiscal 2012 Second Quarter

Additional Information

Business Segment Data

(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Six months ended September 24, 2011	Six months ended September 25, 2010	$ Change	% Change

Products
Net sales	$34,151	$26,447	$ 7,704	29.1%

Gross profit	8,579	6,703	1,876	28.0%
Margin	25.1%	25.3%

Operating income	2,278	1,532	746	48.7%
Margin	6.7%	5.8%

Services
Net revenue	$16,637	$15,101	$ 1,536	10.2%

Gross profit	3,872	3,613	259	7.2%
Margin	23.3%	23.9%

Operating loss	(467)	(174)	(293)	-168.4%
Margin	-2.8%	-1.2%

Consolidated
Net revenue	$50,788	$41,548	$ 9,240	22.2%

Gross profit	12,451	10,316	2,135	20.7%
Margin	24.5%	24.8%

Operating income	1,811	1,358	453	33.4%
Margin	3.6%	3.3%

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Transcat Reports 42% Increase in Net Income on	Page 13
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

Transcat, Inc.

Additional Information

PRODUCT SEGMENT SALES BY MARKET CHANNEL

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2			FY 2012 YTD Total	% of Total
Direct	$12,504	$11,720			$24,224	70.9%
Reseller	4,422	5,003			9,425	27.6%
Freight Billed to Customers	256	246			502	1.5%
Total Product Sales	$17,182	$16,969			$34,151

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 YTD Total	% of Total
Direct	$ 9,640	$ 9,906	$12,462	$12,389	$44,397	74.2%
Reseller	3,133	3,352	3,861	4,199	14,545	24.3%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total Product Sales	$12,975	$13,472	$16,562	$16,853	$59,862

PRODUCT SALES PER BUSINESS DAY

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2			FY 2012 YTD Total
Number of business days	64	63			127
Total product sales	$17,182	$16,969			$34,151
Sales per day	$268	$269			$269

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 YTD Total
Number of business days	64	63	62	64	253
Total product sales	$12,975	$13,472	$16,562	$16,853	$59,862
Sales per day	$203	$214	$267	$263	$237

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Transcat Reports 42% Increase in Net Income on	Page 14
20% Increase in Net Revenue for Fiscal 2012 Second Quarter
October 31, 2011

PRODUCT SEGMENT SALES BY REGION

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2			FY 2012 YTD Total	% of Total
United States	$14,979	$14,943			$29,922	87.6%
Canada	1,258	1,249			2,507	7.3%
Other International	689	531			1,220	3.6%
Freight Billed to Customers	256	246			502	1.5%
Total	$17,182	$16,969			$34,151

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 YTD Total	% of Total
United States	$11,124	$11,589	$14,254	$14,565	$51,532	86.1%
Canada	1,079	957	1,377	1,387	4,800	8.0%
Other International	570	712	692	636	2,610	4.4%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total	$12,975	$13,472	$16,562	$16,853	$59,862

SERVICE SEGMENT REVENUE BY TYPE
(Dollars in thousands) (Unaudited)

	FY 2012
	Q1	Q2			FY 2012 YTD Total	% of Total
Depot/On-site	$6,542	$6,490			$13,032	78.3%
Outsourced	1,673	1,520			3,193	19.2%
Freight Billed to Customers	208	204			412	2.5%
Total Service Revenue	$8,423	$8,214			$16,637

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 YTD Total	% of Total
Depot/On-site	$5,689	$5,800	$5,677	$6,963	$24,129	77.0%
Outsourced	1,786	1,473	1,466	1,720	6,445	20.6%
Freight Billed to Customers	178	175	176	221	750	2.4%
Total Service Revenue	$7,653	$7,448	$7,319	$8,904	$31,324

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